SUB-ITEM 77-E   LEGAL PROCEEDINGS

       Since February 2004, Federated and
related entities
(collectively, "Federated") have
been named as defendants in several
lawsuits, that were consolidated into
a single action in the United
States District Court for the Western
District of Pennsylvania,
alleging excessive advisory fees
involving one of the Federated-
sponsored mutual funds.  Without
admitting the validity of any claim,
Federated reached a final settlement
with the Plaintiffs in these cases
in April 2011.